Exhibit 99.4

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EDITED TRANSCRIPT

ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 15, 2012 / 1:30PM GMT

OVERVIEW:

ANF reported 4Q11 net sales of $1.329b, producing 4Q11 non-GAAP diluted EPS of

$1.12 and FY11 non-GAAP diluted EPS of $2.31. Results were below expectations.

Mgt. gave guidance for 2012 diluted EPS of $3.50-3.75.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Eric Cerny Abercrombie & Fitch Comapny — IR

Mike Jeffries Abercrombie & Fitch Company — Chairman and CEO

Jonathan Ramsden Abercrombie & Fitch Company — EVP and CFO

CONFERENCE CALL PARTICIPANTS

Randy Konik Jefferies & Co. — Analyst

Janet Kloppenburg JJK Research — Analyst

Lorraine Hutchinson BofA Merrill Lynch — Analyst

Evren Kopelman Wells Fargo Securities — Analyst

Michelle Tan Goldman Sachs — Analyst

Liz Dunn Macquarie Research — Analyst

Stacy Pak Barclays Capital — Analyst

Christine Chen Needham & Co. — Analyst

Dana Telsey Telsey Advisory Group — Analyst

Adrienne Tennant Janney Montgomery Scott — Analyst

Kimberly Greenberger Morgan Stanley — Analyst

Anna Andreeva FBR Capital Markets — Analyst

Erika Maschmeyer Robert W. Baird — Analyst

Barbara Wyckoff CLSA Limited — Analyst

Jeff Black Citigroup — Analyst

Robin Murchison SunTrust Robinson Humphrey — Analyst

Paul Lejuez Nomura Securities — Analyst

Jennifer Black Jennifer Black & Associates — Analyst

Jeff Klinefelter Piper Jaffray — Analyst

Brian Tunick JPMorgan — Analyst

Marni Shapiro The Retail Tracker — Analyst

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch fourth quarter earning results conference call.Today’s conference is being recorded. (Operator Instructions).We will open the call to take your questions at the end of the presentation.We ask that you limit yourself to one question during the question-and-answer session.

At this time I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Eric Cerny — Abercrombie & Fitch Comapny — IR

Thank you. Good morning and welcome to our fourth-quarter earnings call. Earlier today we released our fourth-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, reconciliation of GAAP to non-GAAP financial measures and an updated financial history. Please feel free to reference these materials available on our website.

Also available on our website is an investor presentation which we will be referring to in our comments during this call.This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the investor section.

Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings.

Today’s earnings call will be limited to one hour. Joining me today on the call are Mike Jeffries and Jonathan Ramsden.We will begin the call with a few brief remarks from Mike followed by a review of the financial performance for the quarter from Jonathan. After our prepared comments we will be available to take your questions for as long as time permits.

Now I will turn the call over to Mike.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Good morning everyone.Thank you for joining us today.The fourth quarter results we announced today were below our expectations.The difficult macroeconomic environment we saw in the third quarter continued into the fourth quarter and was exacerbated by all time high cotton costs, unusually warm weather both in the US and in Europe and a highly aggressive promotional environment.

In this environment, we were unable to sustain higher AURs and therefore unable to offset the increases in AUC we saw both from cotton cost increases and an elevated mix we built into our fall and winter assortment. These effects put pressure on our selling margin beyond what we anticipated at the beginning of the quarter and resulted in additional markdowns on higher carryover inventory.These effects were most significant in fleece, sweaters, and outerwear.

As we look to 2012 and particularly the back half of the year, we are seeing a significant reversal in that AUC trend. In addition, while our results for the fourth quarter fell below our expectations overall there are a number of indicators that give us confidence that we are on the right track strategically.

The first point is the biggest take away today. The overall economics of our business in Europe remain very strong. Our top line in Europe grew 85% for the quarter. Hollister Europe which now represents approximately two-thirds of our store business in Europe continued to comp positively despite a very difficult environment and despite some cannibalization of existing stores by new store openings. Those new stores performed in line with expectations and ahead of original approved volumes and overall four-wall margins in Europe remained above 30%.

Second, our DTC business was very strong for the quarter.This was the case both for the US and for our international DTC business which showed strong sequential acceleration from Q3 to Q4 reflecting the growing awareness of our brands across Europe and beyond.

Third, we are pleased with the start we have made in China over the past few months. It is still very early days but we have seen a steady increase in momentum. We will open our third mall-based store in China in March and expect more Hollister openings during 2012. In addition, we are working toward an A&F flagship there opening in 2013.

Our overall business for Chinese customers is very modest today including our US and European tourist stores and we see growing awareness and familiarity with our brands in China as a major opportunity.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

During the quarter, we addressed some underperforming areas of our business as well as other real estate issues.This included closing 68 US stores, bringing our total closures for the year to 71, downsizing our Ginza and Hollister SoHo stores and converting the Fujioka store to an outlet as we work to sublet the space.

Overall, we believe that the key elements of our long-term strategy are on the right track. These include one, continue to provide high-quality trend-right merchandise and a compelling and differentiated store experience. Two, continue to close underperforming US chain stores. Three, invest in our DTC business particularly the international business. Four, continue with our highly profitable international real estate plan. And five, continue to seek ways to operate more efficiently and leverage expenses.

Regarding our international real estate plan, during 2011, we opened five new A&F flagship stores and 39 international Hollister stores which was in line with our plan at the beginning of the year. These stores are performing very well. Excluding Fujioka, our nine international A&F flagships are currently annualizing around $400 million while our 62 European Hollister stores are annualizing around $10 million per store on average, still well ahead of the average volume built into our long-term sales goal. These volumes are based on the trend of the business during the fourth quarter of 2011.

In 2012, we expect to open A&F flagship or Tier 1 stores in Hamburg, Hong Kong, Munich, Amsterdam and Dublin as well as an abercrombie kids flagship in London and we expect to open around 40 Hollister international stores.

We are also confirming an A&F flagship store in Seoul in 2013.We made the decision during the quarter to err on the side of caution on two flagship locations although we expect to have stores in these locations at a later date.

Beyond 2012, we anticipate a run rate of three to five flagships per year, and 30 to 40 international Hollister stores per year which is consistent with the long-term plan we outlined last April.

We remain cautious about sales and AUR trends for 2012 but we are encouraged by the AUC reductions we expect to achieve for 2012, by the performance of our new international stores, and by our direct-to-consumer business, each of which we expect to support significant margin improvement for this year.

Based on these factors, we anticipate strong EPS growth in 2012, notwithstanding our flat same-store sales assumption. Longer-term, our objective remains to deliver consistent and sustainable growth in sales and EPS and we believe trend rates of close to 15% in sales and somewhat above that in EPS are realistic goals.

Now over to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Thanks, Mike and good morning, everyone. I will start with a quick recap of our results for the quarter and fiscal year. For the fourth quarter, the Company’s net sales increased 16% to $1.329 billion while comp store sales were flat with men’s and women’s comps similar.

Total US sales including DTC were up 4% while total international sales for the quarter including DTC were up 62% and total DTC sales were up 41%. Sales for fiscal 2011 increased 20% to $4.158 billion while comp store sales increased 5% to last year.Total US sales were up 10% for the year while total international sales were up 63% and total DTC sales were up 36%.

Foreign currency changes were not significant to our results for the quarter.

Our gross margin rate for the quarter was 56.1%, down 750 basis points from last year.This reflected significant erosion in our US chain store gross margins primarily driven by an approximately 20% increase in average unit cost including a significant mix component. Overall, AUR was up mid single digits for the quarter with AUR slightly down in US chain stores.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

The gross margin rate for the quarter was adversely impacted by about 200 basis points as a result of markdowns on higher carryover inventory.

On an adjusted non-GAAP basis, operating income for the quarter was $149.3 million. This excludes pretax charges of $125 million which are detailed on page five of our investor presentation and which I will review in more detail in a moment.

The tax rate for the quarter was 33.5% on an adjusted basis and 33.9% for the full year on the same basis. Adjusted non-GAAP diluted EPS for the quarter was $1.12, down 19% versus last year; adjusted non-GAAP diluted EPS for the year was $2.31, up 13% versus last year.

Some more detail on our results for fiscal 2011 is shown on page eight of the investor presentation.This schedule also indicates how our aggregate results by channel reconcile to our overall reported operating income. This summary shows both our international stores and DTC businesses performed strongly during the year while our US chain business was weaker and this effect was more pronounced in Q4. However as a reminder, our US tourist stores and other top domestic stores continued to perform strongly. In aggregate, our top 250 US stores operate at comparable margins to our international stores and we believe this both supports our strategy of closing more US stores and the sustainability of our international results.

A summary of our fiscal quarter and fiscal year adjusted operating expenses can be found on page 10 of the investor presentation.

Excluding the impact of legal charges, MG&A for the quarter was $101.6 million and down approximately 5% compared to last year. MG&A for the quarter included equity and incentive compnesation of $10.8 million versus $17.8 million last year. On an adjusted basis, MG&A for the full year was up 6.6%.

Stores and distribution expense of $602.1 million for the quarter included $82.7 million of store-related asset impairment and write-downs and store closure and lease exit charges of $19 million. Excluding the applicable elements of those charges, store occupancy costs were approximately $181 million and all other stores and distribution costs represented 24% of sales, slightly above the 23% of sales they represented last year as a result of less topline leverage than anticipated. For the year as a whole excluding the charges we have called out, we achieved approximately 260 basis points of expense.

Turning to the balance sheet, we ended the quarter with total inventory of cost up 48% or up 41% excluding in transit. By component most of the increase is attributable to spring and basic inventory as reflected in the chart on page 12 of the investor presentation.

During the quarter, we repurchased approximately 2 million shares at an aggregate cost of $98 million bringing our full-year share repurchases to approximately 3.5 million shares with an aggregate cost of almost $200 million as seen on page 13.

We ended the quarter with $583.5 million in cash and cash equivalents compared to $826.4 million in cash equivalents, at the comparable point last year.This number reflects buybacks and dividends of approximately $257.6 million in the past 12 months and the pay-down of $45 million in revolver debt.

As of the end of the fourth quarter, we changed our intent regarding our Auction Rate Security portfolio which resulted in an other than temporary impairment charge of $13.4 million during the quarter.

We opened four flagships and 14 Hollister stores during the quarter. This was one less Hollister opening than planned due to a delayed opening date for one store which will now open in March. Details of store openings for the quarter are included on pages 15 and 16 of the investor presentation.

Coming back to the charges we have taken during the quarter, these included the following —

Charges of $68 million associated with the impairment of long-lived assets related to 76 US Chain stores, one Canadian store, as well as the Fukuoka and Hollister SoHo flagships; $14.6 million associated with write-downs related to the reconfiguration of the Fukuoka, Ginza and Hollister Soho flagships, and a small write-off related to a canceled flagship project. In the event we complete the closure of the Fujioka store, we are likely to incur additional charges.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

A charge of $19 million related to store closures and lease exits. During the quarter, we close 26 stores other than through natural lease expirations and also accrued for terminations of certain other leases where we have not opened a store.

A charge of $10 million relating to an adjustment to legal reserves in connection with legal settlements during the quarter and last, a charge of $13.4 million relating to auction-rate securities as reviewed a moment ago.

The 2012, EPS effect of real estate charges and store closures during the quarter will be approximately $0.10 to $0.15. This excludes potential transfer of sales volumes from closed stores to other stores or to DTC.

Turning to 2012, the key assumptions underlying our EPS guidance of diluted EPS of $3.50 to $3.75 are shown on pages 17 and 18 of the investor presentation.

Mike referred to our plans for 2012 store openings a moment ago. Relative to our original expectation of close to 20 flagships by the end of 2012, we have deferred two locations and two other planned openings have moved into 2013 including Seoul which we confirmed today.

Coming back to store closures, in addition to the 135 stores we have closed in the past two years, we have identified approximately another 180 stores for closure by 2015 based on current performance which would bring our total closures to over 300 stores.We expect total capital expenditures for 2012 to be approximately $400 million.

Turning to the first quarter, we expect continued significant gross margin erosion of around 400 to 500 basis points for the quarter due to high year-over-year AUC comparisons and a continued promotional environment.We expect expenses to be approximately flat as a percentage of sales. Gross margin should begin to stabilize during the second quarter, and be up significantly in the back half of the year.

This concludes our prepared comment section of the call.We are now available to take your questions.Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Randy Konik, Jefferies.

Randy Konik — Jefferies & Co. — Analyst

Hey, can you hear me?

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Yes.

Randy Konik — Jefferies & Co. — Analyst

Hey, how are you. If we back out the near term for a segment, I think you make some really good points around the long-term story here. If you think about the April 5 analyst meeting and we thought about the $7 billion roughly of revenue targets over the long term, you talked about the Hollister stores or some of the Abercrombie stores — the volumes are annualizing above that pro forma or that run rate you kind of targeted at the analyst meeting.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

So do you still feel about nine months later still feel very good about that $7 billion target? If anything has changed around that both from a top line or margin standpoint, what would it be? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Fundamentally, we still feel good about it. The updated roadmap we reviewed with the Board yesterday came in a little lower than that but that was almost entirely attributable to more US store closures which is accretive to the bottom line. So in terms of the international components of that and the direct-to-consumer components, they are absolutely on track.

Operator

Janet Kloppenburg, JJK Research.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Good morning Janet.

Janet Kloppenburg — JJK Research — Analyst

Good morning everyone. Jonathan and Mike, I am looking at page 8 of the packet you provided us today where we see the US margin down about 350 basis points.What I am wondering about if you could help us understand how that looked through the first nine months of the year and how much erosion there was in the fourth quarter and just the magnitude of the improvement you expect in the US business in fiscal ‘12? Thanks so much.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

I will let Jonathan answer that question. I think page 8 is a very interesting page and maybe the international stores is more interesting than the US. But let’s let Jonathan answer.

Janet Kloppenburg — JJK Research — Analyst

Well, it is and shows the value of that growth strategy, Michael, but I think we have a lot of US stores closing as we go, forward. So I am just wondering how we should be thinking about the margin in the US business?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Sure. In terms of the US stores, the effect of the fourth quarter as we said in the prepared comments was more pronounced than you see for the full year. But a lot of that was that we weren’t able to get the AURs up as we thought we would in the fourth quarter to offset some of that mix effect in AUC. And then we got this big markdown reserve effect at the end of the quarter which particularly impacts those US stores.

We’ve talked about planning for flat same-store sales going forward. We have talked about having average unit cost be down for the year next year.We are being conservative on AUR so we are not expecting a dramatic improvement in US store margins but we would expect some in 2012 and then we expect international and direct to continue delivering very high incremental margins per this chart.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And we think those are conservative assumptions, flat AUR and flat sales.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Does that answer your question, Janet?

Janet Kloppenburg — JJK Research — Analyst

I think. I am just wondering about the store closings in the United States because you gave us that — your 250 top stores in the US had much higher margins than the entire store base. So as we close more stores, I just thought there may be a natural lift that we should be thinking about in the US.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

We will continue to get it. We said $0.10 to $0.15 from the closures and other charges we took in Q4 and then we will continue as we close more stores in future years to get a few cents per year as we close those stores.That excludes the transfer and it also excludes our belief that by closing more of these lower tier underperforming stores we will be able to lift up the entire brand particularly A&F and there is an intangible unquantifiable benefit of that that isn’t baked into that analysis at this point.

Janet Kloppenburg — JJK Research — Analyst

And should we be thinking that the international margins could move higher in fiscal ‘12?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I think we will be very pleased to continue getting the margins we are getting currently.

Janet Kloppenburg — JJK Research — Analyst

Thanks so much. Good luck.

Operator

Lorraine Hutchinson, Bank of America.

Lorraine Hutchinson — BofA Merrill Lynch — Analyst

Thank you, good morning. I was just looking for a little bit more clarity on your inventory trends as the year progresses — seeing inventory excluding in transit up 41% when you are looking for a flat comp this year. I guess can you help a little bit about how you expect AUC to trend as the year goes by? And then what your expectations are for AURs going forward?

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

First of all, we did have more inventory at the end of the quarter than we’d planned and that is also reflected in that fall carryover comment we made earlier on.

If you look at it though, most of the rest is spring and basic and part of that is just timing of receipts including partly in the in transit component but even in the base. And clearly while we are projecting flat same-store sales, our overall sales are going to be obviously well above that.

We see inventory being up by more moderated amount — by a moderated level at the end of Q1 and then much more moderated at the end of Q2 so partly it is just timing as we work through the season.

In terms of the AUC trend, I think we have long said that the first quarter was a very tough comparison. As you recall, last year AUC was significantly down for us in Q1 so we are lapping that and Q1 is really the last quarter where we get the full impact of that cotton spike. Q2 it starts to even out and it is really then with back-to-school receipts and the balance of the full season receipts that we really see that significant year-over-year decline in AUC.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

I think that term significant is very important.

Operator

Evren Kopelman,Wells Fargo.

Evren Kopelman — Wells Fargo Securities — Analyst

Hi guys. I just wanted to quickly ask about maybe what are your thoughts on the promotional strategy going forward in the US? I know in Q3 you thought it was a little bit too heavy and Q4 fell short of your expectations. So how are you thinking about that going forward? Thank you.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

We are in a highly promotional environment in the US.We would hope that that would abate but we have to almost play it month by month, week by week.That is our strategy.

Operator

Michelle Tan, Goldman Sachs.

Michelle Tan — Goldman Sachs — Analyst

Great, thanks. Hey guys. A quick question on expenses. So one, it looks like in the detail you gave pre-opening expense was $59 million in 2010. I think you guys have talked about $100 million number for 2012. Is that still the right number and are the components comparable to the $59 million that you did for 2011?

And then secondly, on your expectation for not leveraging expenses in Q1 but then seeing leverage for the full year, is the difference because of the timing of how expenses flow in through the year or is there a difference in kind of how you are thinking about the sales cadence between the first half and the second half?

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I guess on the first part, Michelle, the store preopening cost of $59 million for ‘11 that includes rent which we called out in the past plus other preopening costs for new store openings.We talked about $100 million in the middle of last year and we said at the time we were working to get that down.That number has come down pretty significantly relative to that $100 million. It will be north of the $60 million but probably more in the $70 million range for 2012. Obviously that is still a function of store openings in ‘13 which start to impact late in ‘12 but that would be our best estimate at this point.

And it has come down partly because of the impact of timing, partly because we moved out a couple of those flagships but also because we have been, as we said back in the middle of last year, we were going to work very hard to get that number down and we have been successful in doing that.

The number we are at in 2012 will likely be the peak based on the ongoing store opening plans that Mike spoke to a moment ago.We would expect in dollar terms that to remain relatively stable after that and therefore we would get leverage benefit from it going forward.

In terms of the Q1 OpEx, not getting any leverage in Q1 versus the balance of the year, there’s a few different factors going into that in terms of the timing of some investments we are making in the first half of the year.We continue to have the DC depreciation for example in the first half of the year. For the back half of the year, we not only have that but we also have the benefit of the consolidation having occurred and the reduction in cost per unit we get from that. So that is one example.

There are some investments we’re making that are skewed more to the front of the year in the DTC area and we have more of the benefit of those from a sales standpoint later in the year and then there are some other things of that nature.

Operator

Liz Dunn, Macquarie.

Liz Dunn — Macquarie Research — Analyst

Hi, good morning.Thanks for taking my call. Can you hear me okay?

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Yes, good morning, Liz.

Liz Dunn — Macquarie Research — Analyst

Just one point of clarification on the future store openings, it looked like the impairment had a significant number of Hollister stores and it doesn’t seem like in the past Hollister has been a big portion of the store closures. Will it be a big portion of the store closures going forward? And then what is your posture on promotions internationally going forward?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I guess on the first part, we have had some Hollister impairments in the past but the closures have and will continue to skew more towards A&F and kids than Hollister.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Let me answer the second part of the question, international promotions. First, I would like to circle back in answer to the first question about promotions, promotions are not our priority. Our priority here is to continue to focus on high-quality trend-right merchandise and differentiated store experience. I keep saying that. Promotions are a way of life in the US. We do not promote internationally. We had clearance events and the end of season clearance events in Hollister and a few you flagships; we have decided go forward that it is probably right to have an end of season clearance in Hollister which would be the end of the spring season and the end of the fall season but only has clearance and not to do them in flagships. But there is no promotional strategy for this business internationally.

Operator

Stacy Pak, Barclays Capital.

Stacy Pak — Barclays Capital — Analyst

Hey, so a couple of questions. Jonathan, I was hoping maybe you could quantify the reduction you are expecting in AUC sequentially in Q1 from Q4 understanding it is not down year over year? And then how much it should be down in the second half?

And then the other thing, Jonathan, can you tell us the two or three things that are under your control that Abercrombie can do to get the domestic operating margin up to a mid or a high single digit go forward?

And then for you, Mike, given the number of domestic stores that there are, what is the vision for the domestic business? And when you think about international growth, how are you balancing direct versus flag? Does direct ultimately take over? How are you kind of thinking about that longer-term?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Hi, Stacy. Starting with the AUC, the Q4 and Q1 AUC on a like for like basis it’s similar. There is less of a mix effect in Q1 because a lot of the mix effect in Q4 was that winter product which skewed somewhat upwards. But the overall like for like AUC component in Q1 year over year is comparable.

Second quarter, that’s the case up until we start to get back-to-school receipts in and then we start to see it turn the opposite way and we will have significant year-over-year declines.We haven’t been specific on that but certainly into the double digits beyond that point.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Let me respond to your question about vision for the A&F chain. I have to respond to that as where we are going worldwide. Clearly flagship stores, clearly profitable, we will continue to grow them at the rate of three to five a year. The direct business is doing very well and we will continue to grow at a very big rate we have established for the total business a goal of $1 billion in direct and A&F is a good part of that.

US stores, obviously a smaller base in better malls played to the quality level of the A&F business around the world.That is the vision for the brand and the stores and I think it is very consistent in terms of quality case aspiration.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I guess on the last bit about international direct versus flagship, I guess we don’t look at them as being mutually exclusive in any way. I think they support each other and as we plan the flags as we’ve seen — and we spoke about it in the fourth quarter, our direct business was very strong in Europe and that was across brands. So the increasing store rollout I think supports the awareness and familiarity and supports the direct business and that is certainly what we have been seeing.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

And I think a key point there is that we have long said that we are not going to get over stored and Mike alluded to that again internationally. So we will have a more optimal balance between stores and direct internationally than we have here at this point.

Operator

Christine Chen, Needham & Co.

Christine Chen — Needham & Co. — Analyst

Thank you. I was wondering again, I wanted to focus on the store productivity in the US. I think you had given metrics in the past that store productivity domestically could be 90% or greater of ‘07. I assume in this environment that is off the table. But I guess how are you thinking of it from a productivity perspective since you are benefiting from the lift from the store closures? Thank you.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Well, we said we are modeling based on flat likes for 2012. So clearly that won’t take us to that 85% to 90% of productivity that we have talked about in the past.We are hopeful that we can do better than that but that is what we are assuming at this point based on the current trend. It is a slightly better trend in the domestic business than international but it still wouldn’t get us based on what we are currently modeling to that range we’ve talked about in the past.

Operator

Dana Telsey,Telsey Advisory Group.

Dana Telsey — Telsey Advisory Group — Analyst

Good morning, everyone. Can you talk a little bit about CapEx and how you are seeing it break down by bucket in terms of the spend?

And then, Mike, as you think about the product, how do you see the product evolving and whether it is for guys or girls, pricing going forward, do you see it changing either for back-to-school and pricing versus margin? Thank you.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I will take the CapEx piece. I guess the drivers of that are obviously store count, also store opening timings including openings in ‘13 which have an impact for the end of ‘12.We also had some CapEx cash expenditures that rolled over from ‘11 into ‘12 in terms of when the cash went out the door and rolled into that CapEx line.

A couple of other significant things are that we continue to have some CapEx as we complete the DC consolidation and then we have some fairly significant IT related investments in the DTC and DC area including new order management system, which there was a press release out a couple of weeks ago on that, that we have going into DTC this year. We have a new planning system we are putting in place over the course of the year, various other investments in DTC.

So that is up fairly significantly on a year-over-year basis. And then the rest of it is really just the store count and cadence from a timing standpoint.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

To go to the second and third question, Dana, I see the product evolving very nicely. I think you can see that in the stores as of last weekend what we stand for in each brand.The pricing is an issue that we look at on an ongoing basis. We believe we got a little bit high in Abercrombie & Fitch particularly in flagship and the differential between Hollister and A&F is probably too great. So we see some price retail price reductions happening in the Abercrombie & Fitch brand.

The effect on margin, we think we are going to be able to manage that on an ongoing basis as we are benefited from AUC reduction.

Operator

Adrienne Tennant.

Adrienne Tennant — Janney Montgomery Scott — Analyst

Good morning. Mike, I had a question, I was in the Fifth Avenue store yesterday and the color palette is probably the best that I have seen across the teen landscape, very bright and very compelling. But my question was —

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Thank you.

Adrienne Tennant — Janney Montgomery Scott — Analyst

You are welcome. My question was that I am not seeing that in the non-flagship stores. And as you said, you just sort of landed it last weekend. So is there an intended delay into the regular US chain or is there something going on there?

And then, Jonathan, can you just give us the initial price points internationally for Q3 and Q4 so we can sort of understand extracting the markdowns; the AUR was up about 15% Q3 internationally, up 5% in the fourth quarter. Just trying to figure out how much of that is due to the promotional activity at the end of the fall season? Thank you very much.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Let me answer the first question. I believe that the chain stores do reflect the flagship stores in terms of bright color. Take a look again and keep looking as the season progresses.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

On the second point, I am not sure the numbers you were quoting. I am not sure where you’re getting those from specifically but if you look at our tickets, they were up pretty significantly in the international stores starting from early September onwards they were fully in again sort of well into double digits in terms of the actual tickets.

The sale events we ran in January did moderate that to some degree particularly at Hollister but that was only January so it was only one month out of the season significantly.

In terms of looking forward, we talked about the ticket moderation in the spring particularly in A&F.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Operator

Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger — Morgan Stanley — Analyst

Great. Thank you, good morning. I was wondering, Jonathan, if you could address the flexibility in your expense base and is there an appetite or an ability to cut back on various SG&A expenses if your comps remain flat or perhaps turn negative?

And then I was just wondering if you could clarify something I think you mentioned in your prepared remarks. Did you say you took impairment charges on European stores and why would that be? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

The answer is no on that one, Kimberley. We didn’t take any impairment charge on the European Stores so none of them are even I think I can safely say remotely close to that.There was one Canadian.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

One Canadian.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

— we refer to. In terms of flexibility in the expense base, I think the first point there is we are committed to investing in the areas of the business that we think are the growth opportunities and particularly DTC, particularly protecting the flagships and not taking quality out of those and not investing for the future there.

When you come back to the US store base, you know we try to operate everything in a very consistent standard and with a very consistent model and that does place some restrictions on our ability to take costs out of that. But we continue to look at it. There are some changes we have implemented for ‘12 that will reduce the expense base and there are other projects that we are working through. But we have to protect the brand overall so there are limits to what we can do in terms of taking cost out of stores that are underperforming.

That ultimately goes back to the strategy being to close those stores rather than to operate them at a lower standard than the balance of the chain.

Operator

Anna Andreeva, Friedman, Billing, Ramsey.

Anna Andreeva — FBR Capital Markets — Analyst

Thanks, good morning guys. I had a couple of questions. So just looking at the gross margin guidance for the year, you are guiding gross margins to be up significantly and I understand the AUC part of it but I guess what is giving you the confidence that we could recoup this much gross margin in the back half especially if the environment continues to be a pretty promotional out there? That is my first question.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I think the drivers of the margin improvement are AUC being down on a full-year basis and international mix which inevitably pulls the margin up. The international gross margin are well above the companywide gross margin. So they are the two biggest drivers.We don’t have significant really any AUR benefit baked into improving that gross margin on a like for like basis.

Operator

Erika Maschmeyer, Baird.

Erika Maschmeyer — Robert W. Baird — Analyst

Hi, thanks. Can you talk about just some of the factors that you saw in Q4, what parts of the disappointment you think were self-inflicted from an inventory or merchandising perspective and kind of how much you thought was from the external environment be it whether promotions for your competition? Thanks.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Let me tackle that one. I think it was — our difficulties were really primarily due to the extremely difficult environment and you have just addressed them — the promotional activity in the US, very warm weather, macro concerns in Europe. I think we can always do better from an assortment point of view but I don’t really believe we missed a lot of business because of that. I think the headline for the quarter is the environment.

Operator

Barbara Wyckoff, CLSA.

Barbara Wyckoff — CLSA Limited — Analyst

Hi, everyone. Can you first talk about the kids business. I am intrigued you’re adding kids to the London market and then a couple of German stores. And then secondly, could you comment on the A&F Singapore store one month in?

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

The kids business is a business that we are excited about growing.We think the growth is going to come in flagship locations. As you know, Barbara, we have done extraordinarily well in kids in Milan.We have opened well in Dusseldorf.We think the growth of the kids business is a flagship concept. So we are excited about being open in London in a very cool location.

Singapore opening was very strong. I think the thing that we learned from Singapore is that we can operate well in different climate zones. That will help us go forward in how we are looking at the Southern Hemisphere.Thanks.

Operator

Jeff Black, Citigroup.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jeff Black — Citigroup — Analyst

Yes, I guess one of our concerns has always been what happens to one of these flagships if we run into trouble in that sounds like we have that in Japan. I think you heard you might be closing that store, Jonathan. What goes on in the dynamics behind that? I mean can you find tenants that come in and rent at favorable rates? How long do you have to carry these stores before you close them? I know it is a Japan problem specifically, but if you could just address that with that store, that would be helpful.Thanks.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Just to be clear, we are talking about the Fujioka store, not the Ginza store.There are no plans to close the Ginza store.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And let me back up there, Jeff. We never should have gone into Fujioka. That was a mistake in the first place. So we are not talking about closing the Ginza store. I’m sorry.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

And in Fukuoka, yes, I mean they are unique spaces so we are trying to sublet it. It may take a while but we are working on that but it is obviously a more complicated situation than when you are trying to get out of a mall based store but we are working hard at it.

Operator

Robin Murchison, SunTrust.

Robin Murchison — SunTrust Robinson Humphrey — Analyst

Hi, thanks very much. Let me piggyback off Jeff’s question because I too had a question relative to that. Is there any thinking of shifting the sizes, the average size of your stores either flagships or international stores? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Certainly not the mall-based stores, and the flagship stores they already do vary quite a bit. We have several tiers for the flagship stores in terms of the square footage and when we open up in smaller markets we tend to go with a smaller selling square footprint. So they do vary quite a bit and going forward it will be a mixture of some of the bigger footprints and some of the smaller footprints.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And the only store size adjustment we have made has been in the Gilly chain to go to a smaller format which has been very successful. But that is the only difference.

Operator

Paul Lejuez, Nomura.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Paul Lejuez — Nomura Securities — Analyst

Thanks guys. A couple of questions. I am wondering if you took mix out of the equation what the AUC and AUR would have been in 4Q if you are able to do that?

Second, you guys gave the inventory breakdown by piece, the fall inventory, in-transit, and spring.Wondering what the percentage changes were versus last year?

And then last, you guys gave the $10 million average on the international Hollister store. It’s tough to get precisely to the new store productivity numbers so just wondering how that $10 million has changed from when you started opening those stores to this past year’s class.Thanks.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

I guess on the AUC piece, Paul, we haven’t broken out the component of that plus 20 that was mix. I think in terms of the AUR what we are saying is we didn’t really get paid for that elevated mix and that was really a big factor in both the selling margin during the quarter and then the markdown reserve at the end of the quarter. But the mix component was a reasonably significant component of that plus 20 overall AUC increase.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And I have to give you a little more color on the mix. We did make pretty big bets on cold weather gear here, fur-lined garments and we weren’t helped by the weather in that regard. But that really did drive up mix from an AUC and an AUR perspective and we clearly didn’t get paid for it.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Just trying to go back to the second part of the question which was — ?

Paul Lejuez — Nomura Securities — Analyst

Each of those buckets?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Sorry, Paul. Say that again. I misheard you.

Paul Lejuez — Nomura Securities — Analyst

The percent change in the pieces of the inventory increase. You gave the dollar increase for fall, for in-transit, and spring basic and I am just wondering what the percentage change was in those categories?

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Well the fall was a much higher percentage. That was a pretty high percentage even after a significant markdown reserve. So there is more fall carryover. And for spring is a more modest percentage. Certainly there is still a decent size in percentage terms but again that is more driven by the timing of receipts than by any other significant factor.

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

And then on the $10 million average volume, I guess I don’t really know how to answer that.We had $12 million at one point. But I think we always said that some of those early stores were going to be the real powerhouses like a White City and a Centro Oberhausen.The $10 million we are at today we feel very good about it and it is very consistent with that long-term goal of a little over $8 million once we are fully built out in Europe.

So as we have said, the stores we are opening are opening ahead of their approved volumes and their approved volumes are what is tied to that $8 million projected.

Operator

Jennifer Black, Jennifer Black & Associates.

Jennifer Black — Jennifer Black & Associates — Analyst

Good morning. I wondered if you could talk a little bit about Gilly Hicks? And I think you have three international stores and how the openings went? And then I also wondered if you could talk about accessories as a category and discuss where you are in offering that women’s mega fragrance? Thank you.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Okay. Gilly Hicks first. We continue to be very excited about Gilly Hicks. We had very strong comps during the year and fourth quarter. We, as you say, we opened two stores in the fourth quarter in Europe, one in the UK, one in Germany. We are seeing very strong performance from these stores. And additionally in Gilly Hicks which is very interesting, very strong DTC growth.We are very encouraged about Gilly Hicks.

The second part of your question, accessories. I think as you know, accessories for us is a more limited category than for many others in that we don’t sell costume jewelry and shoes and jokes. But the categories we are in, we are seeing very strong growth at this point as a Company.

Fragrance, we introduced a new fragrance for Christmas and it has been very successful, Perfume No. 1 with the little blue bow. It has not taken off as a [fierce]. But we see we are going to see strong growth there. So not mega but we are making progress in fragrance.

Operator

Jeff Klinefelter, Piper Jeffrey.

Jeff Klinefelter — Piper Jaffray — Analyst

Yes, good morning everyone. A couple of questions for you. Just on the flagship business model, Jonathan and Mike, there are a lot of questions out there clearly about the viability of that model, the profitability of that model. Could you just share a little bit more on a long-term basis how when you go in and pro forma one of these new flagships, what sort of pattern of comp do you bake into that pro forma, what sort of level of profitability do you assume? And then what your variance of experience has been. I think that transparency would be really helpful for people on the call.

And then, Mike, just following up on domestic, it seems like we are in a bit of a Catch-22 here in that it is a promotional environment and some feel like you are even setting the tempo to some extent within a certain portion of specialty retail.What does it take to actually gradually climb out of this cycle in your opinion?

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Okay, I think I will take the first piece. I think you have to go back to that chart on page 8 of the investor presentation. If you look at our overall business in Europe which is essentially where we have the flagships at this point, it is extremely strong. We think there probably is some transfer between A&F and Hollister but if you look at it in aggregate terms, it is growing fast very high margin, very healthy business when you add it all together.

And those flagship stores are all operating at very high margins even though in the case of London and Milan, they have come down quite a bit over the last six months or so.

So the four walls are very strong there.There may be some transfer with Hollister, there may be some transfer with DTC, but if we look at that overall European business, it is extremely strong in a very difficult environment.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And there is some transfer flagship to flagships. So those are the three elements.

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

And then if you look at the comp trend for those stores, what we have seen with London and Milan is they open well above their planned volumes and then comped very strongly. London had a brief period where it comped negatively in ‘08 and ‘09 and then came back again.

Milan had consistently comped very strongly until the third quarter of this year. So even though it has comped negative since then it is still well above its original approved volume. And I think we’ll see what happens going forward with the stores.We are hopeful that trend will stabilize.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

And I think the answer to your second question, Jeff, is that our focus needs to be as it has been on high quality trend-right merchandise, great store experience and if we continue to concentrate on those things then we will pull out of this promotional merry-go-round at some point. I believe that. I just can’t tell you when that is going to be. But our focus being on the former rather than the latter is going to take us there.

Operator

Brian Tunick, JPMorgan.

Brian Tunick — JPMorgan — Analyst

Thanks, good morning guys. A couple of questions. I guess, Jonathan, can you maybe help us understand the DTC margins a little more here for the full-year basis? Was the decline for the full year based on really the Q4 and the clearance events? Can you talk about the inventory plans, where are you thinking we are going to end spring or as we move through the second half as AUC comes down?

And then maybe, Mike, your comment that the top 200 US stores have European margins. Can you maybe talk about the bottom part of the chain sort of what is the delta of what is happening in the store bases?

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Company — EVP and CFO

Okay, on the DTC margin point, the erosion from ‘11 to ‘10, first of all, most of our business is still US business so the same margin impacts that you see in the US stores were felt in direct. We also made some fairly significant investments in ‘11 that impacted the margin. We began to invest in certain marketing channels that we hadn’t in the past and on other things.

So that is really primarily what drove that. But overall, we are very comfortable with the margin in that range of 46% for the full year.

Inventory plans, I think as we said a moment ago, it will be a moderated level of increase at the end of Q1 and then more significantly moderated at the end of the spring season, much more aligned with the sales trend at the end of the spring season.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Top 250 compared to international store margins, I think you are asking Brian what does the bottom look like. And those are probably pretty flattish but we have identified a number of those for closures to be more productive as a Company.

Operator

Marni Shapiro,The Retail Tracker.

Marni Shapiro — The Retail Tracker — Analyst

Hey, guys. Mike, from your mouth to God’s ears, this promotional environment goes away.That’s all I can say.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Some day, Marni, someday.

Marni Shapiro — The Retail Tracker — Analyst

Someday and then cashmere sweaters will be back to $200 the way they should be.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Okay.

Marni Shapiro — The Retail Tracker — Analyst

So can you just talk a little bit about a couple of quick questions. First of all, inventory wise did you see similar trends across the chains globally where fashion sold and you are really sitting with what I am seeing flannels and fur-lined sweatshirts and hoodies? And if that is the case globally, is this what you see — is this your carryover globally or are there other pockets?

And then as I think about your inventory going into 2012, are there any areas that you have distorted differently? I know most of 2011 you have focused on trying to distort some of the fashion a little bit more so can you talk about that thought process going into 2012?

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FEBRUARY 15, 2012 / 1:30PM, ANF — Q4 2011 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Okay, the first part of the question, Marni, we had warm weather everywhere. So fur-lined hoodies and trimmed hoodies didn’t meet our expectations anywhere.

The second part of the question, pockets of inventory in 2012, where we are distorting.Yes, we are but I don’t think I can share that with you and I think the best thing to do is to walk into the stores and see what stands we are taking. For spring, it is clearly not fur.

Operator

That is all the time we have today for questions.That does conclude the conference.Thank you for your participation.

Mike Jeffries — Abercrombie & Fitch Company — Chairman and CEO

Thank you.

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